Exhibit 10.1

OUTSIDE DIRECTOR’S

RESTRICTED SHARE UNIT AWARD

UNDER THE

2007 OMNIBUS STOCK AND INCENTIVE PLAN

For

CAPITAL SENIOR LIVING CORPORATION

Effective as of                                  (“Date of Grant”), a RESTRICTED SHARE UNIT AWARD (“Award”) is granted by Capital Senior Living Corporation (the “Company”) to                                                       (“Director”), this Award being in all respects subject to the terms, definitions and provisions of the 2007 Omnibus Stock and Incentive Plan For Capital Senior Living Corporation, as amended (the “Plan”), and all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award.

1. Restricted Share Unit Award. Pursuant to Section 13 of the Plan, the Company hereby issues to Director on the Date of Grant an Award consisting of, in the aggregate,                                  Restricted Share Units (the “Award Restricted Share Units”). Each Award Restricted Share Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Award and the Plan. The Award Restricted Share Units shall be credited to a separate account maintained for Director on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2. Vesting of Award Restricted Share Units. The Restriction on the specified percentage of Award Restricted Share Units shall lapse (Award Restricted Share Units with respect to which the Restriction has lapsed are Vested and herein referred to as “Vested Restricted Share Units”) on the date set forth in the following Vesting Schedule:

(a) 100% of the Award Restricted Share Units shown in Section 1, on the 1st anniversary of the Date of Grant;

so that, without limitation, the Restriction on all of the Award Restricted Share Units will have lapsed no later than the first anniversary of the Date of Grant; or (b) 100% of the Award Restricted Share Units shown in Section 1 on the date of Director’s death, or (c) 100% of the Award Restricted Share Units shown in Section 1, on the date of Director’s Disability, or (d) 100% of the Award Restricted Share Units as shown in Section 1, on the date of Director’s Retirement. Without limitation, as provided in the Plan and limited by this Award, the Restriction on the Award Restricted Share Units shown in Section 1 will lapse, and such Award Restricted Share Units shall be Vested, on the date of a Change in Control.

3. Restriction – Forfeiture of Award Restricted Share Units. The Award Restricted Share Units are each subject to the restriction (“Restriction”) that all rights of Director to any Award Restricted Share Units which have not become Vested Restricted Share Units shall, automatically and without notice, terminate and be permanently forfeited on the date of Director’s Separation.

4. Rights as Shareholder; Dividend Equivalents.

(a) Director shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Award Restricted Share Units unless and until the Award Restricted Share Units vest and are settled by the issuance of such shares of Common Stock.

(b) Upon and following the settlement of the Vested Restricted Share Units, Director shall be the record owner of the shares of Common Stock underlying the Vested Restricted Share Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

(c) Until such time as the Award Restricted Share Units vest, Director’s Account shall be credited with an amount equal to all cash dividends (“Dividend Equivalents”) that would have been paid to Director if one share of Common Stock had been issued on the Date of Grant for each Award Restricted Share Unit granted to Director as set forth in this Agreement. Dividend Equivalents shall be subject to the same vesting restrictions as the Award Restricted Share Units to which they are attributable and shall be paid without interest on the same date that the Award Restricted Share Units to which they are attributable are settled in accordance with Section 5 hereof.

5. Settlement of Award Restricted Share Units.

(a) Subject to Section 5(b) hereof, promptly following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall (i) issue and deliver to Director the number of shares of Common Stock equal to the number of Vested Restricted Share Units and cash equal to any Dividend Equivalents credited with respect to such Vested Restricted Share Units; and (ii) enter the Director’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Director.

(b) Notwithstanding Section 5(a), in accordance with Section 13(i) of the Plan the Committee may, but is not required to, prescribe rules pursuant to which Director may elect to defer settlement of Vested Restricted Share Units. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable.

6. Withholding. On the date of settlement of a Vested Restricted Share Unit, the minimum withholding required to be made by the Company shall be paid by Director to the Committee in cash.

7. Administration of Award. The determinations under, and the interpretations of, any provision of this Award by the Committee shall, in all cases, be in its sole discretion, and shall be final and conclusive.

8. No Transfers Permitted. Without limitation, the rights under this Award are not transferable.

9. Section 409A. This Award is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Director on account of non-compliance with Section 409A of the Code.

10. Interpretation.

(a) If any provision of this Award is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Award shall be construed and enforced as if such provision had never been included in the Award.

(b) THIS AWARD SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

(c) Headings contained in this Award are for convenience only and shall in no manner be construed as part of this Award.

(d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

Dated as of this              day of                                 , 2015.

CAPITAL SENIOR LIVING CORPORATION

By:
Lawrence A. Cohen, CEO

ACKNOWLEDGMENT

The undersigned hereby acknowledges (i) my receipt of this Award, Memorandum of the Plan, and the Plan and First and Second Amendments, (ii) my opportunity to discuss this Award with a representative of the Company, and my personal advisors, to the extent I deem necessary or appropriate, (iii) my understanding of the terms and provisions of this Award, and (iv) my understanding that, by my signature below, I am agreeing to be bound by all of the terms and provisions of this Award.

Without limitation, I agree to accept as binding, conclusive and final all decisions or interpretations of the Committee (as defined in the Plan) upon any questions arising under this Award or the Plan.

Dated as of this              day of                                 , 2015.

[ ], Holder

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